Exhibit 10.2

List of Holders

Noteholder	Principal Amount	Date of Note
Stern YOI Limited Partnership	$7,876.25	June 26, 2020
Karen Finerman	$54,334.73	June 26, 2020
Jeffrey Schwarz Children’s Trust	$74,709.84	June 29, 2020